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                                                                    EXHIBIT 23.1
                             ACCOUNTANTS' CONSENT

The Board of Directors
Bankrate, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-87955) on Form S-8 of Bankrate, Inc. of our report dated January 26, 2001, relating to the consolidated balance sheets of Bankrate, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, redeemable stock and stockholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999, the six months ended
December 31, 1998 and the year ended June 30, 1998, which report appears in the December 31, 2000 annual report on Form 10-K of Bankrate, Inc.

/s/ KPMG LLP

Atlanta, Georgia
March 27, 2001